Law Office of
                             STEVEN P. OMAN, P.C.

                             14001 N. 50th Street
Telephone: (602) 494-8450  Scottsdale, Arizona 85254  Facsimile: (602) 494-8451
                                                        e-mail: scoman@home.com



                                           November 19, 1999


Board of Directors
Alanco Technologies, Inc.

     Re:  Registration Statement on Form S-8

Gentlemen:

You have requested my opinion as to the legality of the issuance by Alanco Technologies, Inc., (the "Company") of up to 2,000,000 shares of Common Stock (the "Shares") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed on or before November 30, 1999.

Pursuant to your request I have reviewed and examined: (1) the Articles of Incorporation of the Company, as amended; (2) the Bylaws of the Company, as certified by the Secretary of the Company; (3) the minute book of the Company;
(4) copies of certain resolutions of the Board of Directors of the Company;
(5) the Registration Statement; (6) the Stock Option Plans covered by the Registration Statement; and (7) such other matters as I have deemed relevant in order to form my opinion.

Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the Shares, if issued as described in the Registration Statement will have been duly authorized, legally issued, fully paid and non-assessable.

This opinion is furnished by me as counsel to the Company and is solely for your benefit. Neither this opinion nor copies hereof may be relied upon by any other person without my prior written consent. My opinion is subject to the qualification that no opinion is expressed herein as to the application of state securities or Blue Sky laws.

Not withstanding the above, I consent to the use of this opinion in the Registration Statement.

                                           Sincerely,

                                           /s/ Steven P. Oman
                                           ------------------------
                                           Steven P. Oman

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